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                                                                    EXHIBIT 99.1


Contact: Todd Fromer or Michael Cimini
         KCSA Worldwide
         212-682-6300

                 SOURCE INTERLINK REPORTS FIRST QUARTER RESULTS

BONITA SPRINGS, FL, JUNE 8, 2004 -- SOURCE INTERLINK COMPANIES (NASDAQ: SORC), the largest direct-to-retail distribution/fulfillment company and leading provider of magazine information and management services for retailers and publishers, today announced results for the first quarter ended April 30, 2004.

Revenue for the first quarter rose 5.8% to $85.7 million from $81.0 million in the same period last year. Before non-recurring charges, first quarter net income was $2.6 million, or $0.11 per diluted share, compared to net income of $1.9 million, or $0.10 per diluted share, in the corresponding period a year ago. Shares outstanding increased to 23,177,948 from 18,361,946 and the tax rate was 32% in the first quarter this year compared to 27% in the year-earlier period.

See table below for reconciliation of reported amounts to pro-forma amounts excluding non-recurring charges (in thousands except per share data):



                                                                  Income        Income tax         Net Income      Diluted earnings
                                                               before taxes       expense                              per share
Period ended April 30, 2004
Reported                                                            $731            $234               $497               .02

Relocation charges                                                 1,552             497              1,055               .05

Write off of deferred financing costs                              1,494             478              1,016               .04
Pro-forma                                                          3,777           1,209              2,568               .11



                                                                  Income        Income tax         Net Income      Diluted earnings
                                                               before taxes       expense                              per share
Period ended April 30, 2003
Reported                                                            $861            $232               $629                .04

Relocation charges                                                 1,730             472              1,258                .06

Pro-forma                                                          2,591             704              1,887                .10


First quarter net income for fiscal 2005 was impacted by the recently announced non-recurring, pre-tax charge of $1.55 million relating to the accelerated relocation of the company's distribution fulfillment center in Milan, OH to Harrisburg, PA. The expanded facility will serve in the initial distribution to 581 mainstream retail stores, as announced May 21, 2004, and provide improved operating cost efficiencies. Source Interlink also recorded a non-cash, pre-tax charge of $1.49 million in the first quarter due to deferred finance costs related to the elimination of bank debt. The company raised approximately $41 million, before direct expenses, in a public stock offering in the first quarter.

Including these non-recurring events, the company reported first quarter net income of $.50 million, or $0.02 per diluted share, compared to net income of $.63 million, or $0.04 per diluted share, in the year-earlier period. Operating income in the first quarter climbed 79.5% to $2.9 million and operating profit margins improved to 3.38%.

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Leslie Flegel, Source Interlink Chairman and Chief Executive officer, said, "It has been our strategy to position this Company for growth that would result in significant increases in sales, operating margins, and bottom line performance. Results from this quarter demonstrate the Company has made strides towards achieving its objectives. Sales were up, margins increased, and earnings increased at a rate higher than the sales increase as SG&A increased only minimally. While sales increased approximately 6% in the first quarter, we are adhering to our guidance of a 12% to 15% increase in revenues for the full year as business is back-loaded in the second half of the year. Earnings-per-share guidance for the year has not changed and is anticipated to be 70 to 75 cents adding back the non-recurring charges.

"The move to Harrisburg was an excellent usage of our capital. Closing an unproductive distribution center in Ohio and consolidating to an enlarged state-of-the-art facility in Harrisburg is consistent with our plan to maximize operations as we absorb new business. The integration of our diverse business units combined with our strong financial condition has allowed penetration in new markets faster than anticipated. Our recently announced entry into the mainstream market for the distribution of magazine periodicals is an important benchmark in our long-term growth strategy. We are pleased to begin serving the initial 581 national mainstream retail stores as it validates our unique direct-to-retail model, which is experiencing growing acceptance with anticipated improved results compared to the traditional wholesale method."

First quarter results were led by the company's direct-to-retail magazine distribution/fulfillment division, Interlink, which reported first quarter revenue of $69.3 million compared to $64.1 million in the same period a year ago, an increase of 8.1%. "The Company is working on a number of important projects. We plan to fulfill products at the checkout, continue to pick up magazine distribution business in the mainstream retail market, develop international sales, continue to grow manufacturing sales, and expand our information network" said Flegel. "We are exploring several acquisitions and joint ventures, all of which will be for the purpose of implementing our strategy."

In-Store Services Division reported revenue of $12.5 million versus $13.1 million in the corresponding period a year ago. "In-Store Services continued to be led by our high-margin information management and rebate services businesses. Sales in wire manufacturing improved in the first quarter from a traditionally slow fourth quarter and will continue to improve in keeping with expectations for the year," Flegel added.

Custom Wood Manufacturing sales of $3.9 million were the same as last year, but operating income in the first quarter increased 149% due to improved performance at plant levels. The division continues to rollout new business from The Hudson Group's airport retail outlets and the Genesis magazine merchandising system. Flegel noted, "The Custom Wood Manufacturing division continues to streamline operations and remains on track for a strong performance in fiscal 2005. This operating division has made great strides in its financial results and has a strong sales outlook for the second and third quarters."

Flegel concluded, "We expect a strong financial performance as noted earlier based on the numerous opportunities for operational improvement, the extraordinary organic growth potential, as well as possible strategic acquisitions. Cash flow from operations for the first quarter while negative $10.1 million--due primarily to timing of payables--should normalize throughout the year and is expected to exceed $20 million positive by year's end. We have the financial strength and market opportunity to make it all happen and that remains our focus."

Source Interlink will broadcast live via the Internet its first quarter conference call for fiscal year 2005 today at 4:30 p.m. Eastern Time to discuss financial results, business developments and future outlook. To


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listen to the call, please go to www.fulldisclosure.com. A replay of the web cast will be available for 30 days.

ABOUT SOURCE INTERLINK COMPANIES
Source Interlink Companies is a leading provider of fulfillment and marketing services to retail companies who collectively operate approximately 80,000 stores, most major magazine publishers and consumer product manufacturers of confections and general merchandise. Its business consists of three interrelated operating groups: Magazine Fulfillment, In-Store Services and Wood Manufacturing.

   - Magazine Fulfillment manages the direct distribution of magazines to more than 5,200 retail outlets in the specialty retail market operated by 18 retail chains plus independent retailers. It assists these retailers with the selection, logistical procurement and fulfillment of approximately 4,000 monthly and 50 weekly magazine titles. The Fulfillment operating group is the largest U.S. importer of foreign magazine titles and a leading exporter of U.S. titles to the international market.

   - In-Store Services assists retailers in the mainstream retail market with the design, manufacture and implementation of their front-end merchandising programs. This group provides other value-added services to retailers, publishers and other vendors, including assistance with publisher rebate and other fee collection as well as access to real-time sales and marketing information on more than 10,000 magazine titles, enabling customers to make more informed decisions regarding product placement and distribution.

   - Wood Manufacturing designs and manufactures wood displays and store fixtures for leading specialty retailers.

For more information, please visit the company's website, http://www.sourceinterlink.com/.

         Some of the information in this release contains forward-looking statements that involve risks and uncertainties. The words "believe," "expect," "anticipate,' "estimate," "project," and similar expressions often characterize forward-looking statements. These statements may include, but are not limited to, projections of collections, revenues, income or loss, estimates of capital expenditures, plans for future operations, products or services, and financing needs or plans, as well as assumptions relating to these matters. These statements are only predictions and you should not unduly rely on them. Our actual results will differ, perhaps materially, from those anticipated in these forward-looking statements as a result of a number of factors, including the risks and uncertainties faced by us including: (i) market acceptance of and continuing demand for our services; (ii) the impact of competitive services;
(iii) the pricing and reimbursement policies of magazine publishers; (iv) our ability to obtain additional financing to support our operations; (v) changing market conditions and other risks detailed below;(vi) demand for magazines at the retailers we service; and (vii) our ability to access retailers' point-of-sales information needed to efficiently allocate distribution.

         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The factors listed above provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you make an investment decision relating to our common stock, you should be aware that the occurrence of the events described in these risk factors could have a material adverse effect on our business, operating results and financial condition.

         Any forward-looking statement speaks only as of the date on which that statement is made. Unless required by U.S. federal securities laws, we will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Tables follow:


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                        SOURCE INTERLINK COMPANIES, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)


Quarter ended April 30,                                                   2004                       2003(1)
------------------------------------------------------------------------------------------------------------
Revenues                                                               $  85,687                   $  80,983
Costs of revenues                                                         63,166                      60,223
------------------------------------------------------------------------------------------------------------
Gross profit                                                              22,521                      20,760
Selling, general and administrative expense                               13,196                      12,882
Fulfillment freight                                                        4,874                       4,532
Relocation expenses                                                        1,552                       1,730
------------------------------------------------------------------------------------------------------------
Operating income                                                           2,899                       1,616
------------------------------------------------------------------------------------------------------------
Other income (expense)
            Debt financing charge                                        (1,494)                           -
            Interest expense                                               (644)                       (965)
            Interest income                                                   67                          87
            Other                                                           (97)                         123
------------------------------------------------------------------------------------------------------------
Total other income (expense)                                             (2,168)                       (755)
------------------------------------------------------------------------------------------------------------
Income before income taxes                                                   731                         861
Income tax expense                                                         (234)                       (232)
============================================================================================================
Net income                                                             $     497                   $     629
------------------------------------------------------------------------------------------------------------

Earnings per share-- diluted                                           $    0.02                   $    0.04
Weighted average of shares outstanding-- diluted                          23,857                      18,470
============================================================================================================


     (1) April 30, 2003 results have been restated to reflect a change in our revenue recognition policy related to our claim filing services of the In-Store Services Division.





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                        SOURCE INTERLINK COMPANIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                                                  (unaudited)
                                                                                 April 30, 2004     January 31, 2004
---------------------------------------------------------------------------------------------------------------------
 Cash                                                                              $     752          $    4,963
 Trade receivables                                                                    46,989              41,834
 Purchased claims receivable                                                           4,972               5,958
 Inventories                                                                          16,533              17,241
 Income tax receivable                                                                 3,602               2,067
 Deferred tax asset                                                                    3,405               2,915
 Advances under magazine export agreement                                              3,907               6,830
 Other current assets                                                                  2,591               2,536
                                                                                    ---------         -----------
                                                                                      82,571              84,344
Property, Plants and Equipment, net                                                   19,672              18,563
 Goodwill and intangibles, net                                                        52,927              53,238
 Deferred tax asset                                                                      665                 908
 Other                                                                                 6,249               7,048
             Total Assets                                                          $ 162,264          $  164,101
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Checks issued against future advances on revolving credit facilities                   8,254              14,129
Accounts payable and accrued expenses                                                 37,369              44,741
Deferred revenue                                                                       1,661               1,680
Other                                                                                     83                 317
Current maturities of debt                                                             2,128               4,059
                                                                                    ---------          ----------
                                                                                      49,495              64,926
Debt, less current liabilities                                                         1,882              31,541
Other                                                                                    561                 560
                                                                                    ---------          ----------

Total Liabilities                                                                     51,938              97,027

Equity                                                                               110,326              67,074
                                                                                    ---------         -----------
             Total Liabilities and Equity                                          $ 162,264          $  164,101
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